Exhibit 99.1
News Release

Celanese Corporation

222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Scott Sutton Resigns from Celanese Board of Directors as He Steps into a CEO Role

Dallas – January 6, 2026 – Celanese Corporation (NYSE: CE) (the “Company” or “Celanese”), a global chemical and specialty materials company, today announced that Scott Sutton has resigned as a member of the Celanese Board of Directors in connection with his appointment as Chief Executive Officer of Rayonier Advanced Materials Inc.

“Scott leveraged his deep industry and company experience and immediately contributed to the Board's oversight of the aggressive actions taken by management. We sincerely thank him for his contributions to Celanese not only during his service as a Director but also as a past employee. We wish him all the best in his new CEO role. His engagement with me and the Board has been extremely beneficial,” said Scott Richardson, CEO and President, Celanese Corporation. “Celanese continues to benefit from an experienced Board of Directors overseeing our disciplined strategic execution, and we are confident we are taking the right steps to create sustained value for shareholders.”

“It has been a pleasure serving on the Celanese Board and working alongside my fellow Directors and the management team to strengthen the Company’s foundation and advance its strategic priorities,” said Mr. Sutton. “This is an important time at Celanese, and management has made meaningful progress increasing cash flow to accelerate deleveraging, intensifying cost improvements, and positioning the Company for top line growth. I’m confident Celanese will continue to build on its success and drive long-term value creation.”

About Celanese

Celanese is a global leader in chemistry, producing specialty material solutions used across most major industries and consumer applications. Our businesses use our chemistry, technology and commercial expertise to create value for our customers, employees and shareholders. We support sustainability by responsibly managing the materials we create and growing our portfolio of sustainable products to meet customer and societal demand. We strive to make a positive impact in our communities and to foster inclusivity across our teams. Celanese Corporation is a Fortune 500 company that employs more than 11,000 employees worldwide with 2024 net sales of $10.3 billion.

Celanese Contacts:

Investor Relations
Bill Cunningham
+1 302 772 5231
william.cunningham@celanese.com

Media Relations – Global
Jamaison Schuler
+1 972 443 4400
media@celanese.com

Media Relations Europe (Germany)
Petra Czugler
+49 69 45009 1206
petra.czugler@celanese.com